UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2009 (February 19, 2009)

AUBURN NATIONAL BANCORPORATION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26486	63-0885779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Gay Street, P.O. Drawer 3110, Auburn, Alabama 36831-3110

(Addresses of Principal Executive Offices, including Zip Code)

(334) 821-9200

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Directors

On February 19, 2009, the Board of Directors (the “Board”) of Auburn National Bancorporation, Inc. (the “Registrant”), pursuant to Section 1.03 of the Registrant’s Certificate of Incorporation (the “Certificate”), increased the authorized number of directors from ten to eleven and elected Mr. J. Tutt Barrett to serve as an independent director. Mr. Barrett will serve until the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) and thereafter, until his respective successor is duly elected and qualified. Until the 2009 Annual Meeting, Mr. Barrett will serve on the Independent Directors Committee and the Nominating & Corporate Governance Committee. Following the 2009 Annual Meeting, Mr. Barrett may be appointed to other committees.

As previously disclosed, the Registrant was temporarily not in compliance with Nasdaq Marketplace Rule 4350(c)(1) because it no longer had a majority of independent directors on its Board. With the election of Mr. Barrett, the Board consists of a majority of independent directors and the Registrant is again in compliance with such rule.

Mr. Barrett is a senior partner in the law firm of Dean and Barrett located in Opelika, Alabama where he has worked since 1992. Mr. Barrett is 57.

There is no agreement or understanding between Mr. Barrett and any other person pursuant to which he was elected to the Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Registrant. In accordance with Nasdaq guidelines, the Board has determined that Mr. Barrett is independent. Mr. Barrett is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation
S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUBURN NATIONAL BANCORPORATION, INC. (Registrant)

/s/ E.L. Spencer, Jr.
E.L. Spencer, Jr.
Chairman, President and Chief Executive Officer

Date: February 24, 2009